Contact: Gregory Witchel, CEO
DiaSys Corporation
(203) 755-5083

DIASYS CORPORATION ANNOUNCES NEW DISTRIBUTORS IN BRAZIL, PORTUGAL, NEW ZEALAND AND DOMINICAN REPUBLIC.

WATERBURY, CT., July 25, 2005 - -DiaSys Corporation (AMEX:DYX), a global healthcare products company announced today that it has entered into four new agreements to distribute the company's product lines in Brazil, Portugal, New Zealand and the Dominican Republic.

The company will distribute its product lines in Brazil through Genese. Genese's office is in San Paulo and was founded in 1992. Genese currently represents DSL, Euro Diagnostica and Linco.

In Portugal, COOPLAB will distribute the company's product lines. Founded in 1994 they currently represent Roche, Beckman Coulter, Orgenics and BioMerieux.

In New Zealand, Diagnostic Bioserve Limited founded in 1996 will distribute the company's product lines including a veterinary fecal concentrator device currently in prototype testing. Bioserve also represents Binax, Institut Pourquier, VMRD and Bio-X.

Bionuclear will distribute the company's product lines in the Dominican Republic. Founded in 1994, they are the largest diagnostic distributor in the Dominican Republic. Bionuclear currently represents Sysmex, Olympus, Medica, Tosoh and Sebia.

"We are now entering important world markets for DiaSys products. The company is executing our marketing plan in Latin America. New Zealand will compliment our partnership with Laboratory Diagnostics in Australia and will play an important role with our upcoming veterinary product. In Portugal, we continue to add to our established presence in Western Europe", stated Gregory Witchel, Chief Executive Officer of DiaSys Corporation.

DiaSys Corporation designs, develops, manufactures and distributes proprietary medical laboratory equipment, consumables and infectious disease test-kits to healthcare & veterinary laboratories worldwide. Headquartered in Waterbury, Connecticut USA, the Company operates in Europe through its wholly owned subsidiary based in Wokingham, England and in Pacific Asia through its strategic business partner located in Guangzhou, China. DiaSys, Parasep and Urisep are registered trademarks of DiaSys Corporation.

This press release contains forward-looking statements within the meaning of, and made pursuant to, the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company or events, or timing of events, relating to the Company to materially differ from those expressed or implied by such forward looking statements. DiaSys refers interested parties to its most recent Annual Report on Form 10-KSB and other SEC filings for a complete description of, and discussions about, the Company.